Exhibit 99.1

NEWS RELEASE                                     [LOGO - SPX CORPORATION]


Contact:     Jeremy W. Smeltser (Investors)
             704-752-4478
             E-mail:  investor@spx.com

             Tina Betlejewski (Media)
             704-752-4454
             E-mail: spx@spx.com



           SPX SUCCESSFULLY AMENDS SENIOR SECURED CREDIT FACILITY

            PLANS TO ANNOUNCE NEW FINANCIAL STRATEGY IN Q1 2005


     CHARLOTTE, NC - December 23, 2004 - SPX Corporation (NYSE: SPW) today announced that it has amended its senior secured credit facility. The amendment increases SPX's flexibility to use proceeds from asset dispositions. The company is not required to prepay term loans or reinvest proceeds from the previously announced sale of BOMAG and Edwards Systems Technology (in excess of the first $150 million, which is required to be applied to prepay term loans). The amendment also adds the flexibility for the use of up to $1 billion of proceeds from the sale of additional assets.

     The amendment also provides that if the credit facilities are rated Ba3 or lower by Moody's or BB+ or lower by Standard & Poor's, the interest rate margin will generally increase by 0.25%.

     In addition, the amendment modifies the formula relating to stock buy-backs by SPX, allowing the company to purchase an unlimited amount of its equity if its ratio of gross debt to EBITDA is less than 2.5 to 1.0.

     SPX also said today that it will announce its new financial strategy in the first quarter of 2005 and reconfirmed its intent to use all the proceeds from the sale of BOMAG to reduce debt and the proceeds from the sale of Edwards Systems Technology to reduce debt and repurchase equity.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

     Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation's 2005 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders' meeting. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation's Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

     SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation's 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on December 9, 2004.

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